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The following is a transcript of a joint conference call by Scios Inc. which took place on February 13, 2003:

SCIOS

Moderator:  Suzanne Beveridge

February 13, 2003

9:00 am CT

Operator:	Good morning. My name is (Michelle) and I’ll be your conference facilitator today. At this time I would like to welcome everyone to the Scios Fourth Quarter and Year-End 2002 conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you, Ms. Beveridge, you may begin your conference.

Suzanne Beveridge:	Thank you. Good morning and welcome to the Scios Fourth Quarter and Full Year 2002 conference call. I am Suzanne Beveridge, Senior Director of Investor Relations and Corporate Communications. Before we begin I need to make some cautionary statements.

Statements made today that are not historical facts are forward-looking statements that involve risks and uncertainty and may include references to the proposed merger with Johnson & Johnson, implementation of the company’s strategic plans and the timely development and approval of the company’s products and the receipt of revenue from those products as well as the other risks detailed from time to time in the company’s SEC reports including its annual on form 10K for the year ended December 31st of 2001 and most recent form 10Q for the quarter ended September 30, 2002. Actual results may differ significantly from those described in the forward-looking statements.

If you have further questions after the conference call I can be contacted by telephone at 408-616-2947. The conference call is being Web cast and can be accessed through the Scios Web site. The conference call and Web cast will be archived for seven days following the call.

Now I would like to introduce Dick Brewer, President and Chief Executive Officer of Scios.

Richard Brewer:	Thank you, Suzanne. Good morning, everyone. I’m just getting over the flu so if my voice sounds a little wobbly that’s the explanation. With me today are David Gryska, our Senior Vice President and Chief Financial Officer and George Schreiner, our Vice President and Chief Scientific Officer. Joining us a little bit later will be Darlene Horton, our Vice President of Clinical Research and Medical Affairs.

I’m extremely pleased to report the results for our company for the fourth quarter and full year of 2002. This has been a very successful year for Scios.

First, Natrecor has proven to be one of the most successful intravenous cardiovascular drug launches ever with close to 100,000 patients treated. And in 2002 this is fantastic given that the Adhere Registry has exceeded expectations in its patient enrollment and is generating data that is helping to change patients’ outcomes.

Third, our p38 kinase inhibitor program has advanced with two oral small molecules in clinical trials. And fourth, the TGF-beta Inhibitor program is progressing in pre-clinical development.

On Monday we announced that we have agreed to merge with Johnson & Johnson. I believe this is a major step forward as we continue to identify, develop and commercialize innovative products for the treatment of cardiovascular and inflammatory diseases and perhaps others.

Upon completion of the merger consistent with J&J’s decentralized operating company model, we will retain our name, our identity and our management while J&J will provide the additional resources needed to achieve our goals. In short, this transaction makes sense financially, strategically and culturally for us and we are delighted about the prospects of joining with Johnson & Johnson.

Now I’d like to return to our results for the fourth quarter of 2002. Let me start by summarizing the sales results for Natrecor. Natrecor net sales were $43.3 million for the fourth quarter, a 66% increase over third quarter sales. Sales were primarily driven by demand.

Wholesaler inventory levels increased slightly from more normal levels in the prior quarter to approximately 4.3 weeks supply primarily due to one wholesaler’s usual year-end practice of building inventory.

The strong demand we have seen in the fourth quarter indicates that Natrecor adoption by cardiologists and other physicians continues to increase as they enjoy the benefits of ease of use and their patients experience rapid relief of symptoms. We believe demand also increased in the fourth quarter over the prior quarter due to more patients presenting with acute CHF in the winter months.

For the full year 2002 Natrecor net sales achieved $107.3 million making Natrecor one of the most successful IV cardiovascular drug launches ever in terms of first full-year sales. Our marketing research indicates that Natrecor continues to primarily be used in the hospital inpatient settings treating both primary and secondary diagnoses of acutely decompensated CHF.

Business continues to be split 50/50 between these two inpatient segments with outpatient use a very small proportion of total usage. We estimate that Natrecor penetrated 8% and 4% of the eligible primary and secondary markets respectively on average for the year.

The average dose per patient continues to be 2.6 vials. Approximately 86% of the targeted hospitals treating heart failure patients have now stocked Natrecor. Significantly, of hospitals that had ordered Natrecor in the third quarter, 87% reordered during the fourth quarter.

Looking forward in 2003 we expect demand for Natrecor to continue to increase as penetration of the primary and secondary markets increases. We now expect Natrecor’s net sales in 2003 to be in the range of $180 million to $185 million versus our previous forecast of $160 million to $170 million.

We are not providing quarterly estimates of net sales but expect reported quarterly results to be affected by wholesaler inventory build in the first quarter in anticipation of a price increase in the second quarter and weaker demand in the summer months as was seen in 2002.

Patient enrollment in the Adhere Registry reached approximately 35,000 patients by year-end. The registry is the first of its kind for acute heart failure patients and is generating meaningful data about how patients with acute CHF are treated and this data is available to doctors for the first time ever.

The recent second annual meeting of the Adhere participants attracted more than 350 participants from centers around the United States. In the last couple of weeks physicians have received the third quarter 2002 Adhere benchmark report with data collected and analyzed from 231 hospitals and 27,645 patients.

Turning to clinical development, I’ll ask George Schreiner to update you on the progress in this area. And after that (Dave) Gryska will review our financial performance. George?

George Schreiner:	Thanks, Dick. It is pleasing to see that cardiologists, cardio-thoracic surgeons, internists and other physicians are adopting Natrecor for the treatment of their patients with acute congestive heart failure based on its proven safety, efficacy and rapid relief of symptoms and ease of use.

We treated close to 100,000 patients last year which allows us to now monitor patients in real-world treatment settings. Our safety database indicates that the real-world experience with Natrecor has been consistent with findings from our clinical trials with no signals for unexpected events.

Additionally we expect ongoing clinical programs such as the Adhere Registry and the FUSION study to provide further data to expand our safety database for both the inpatient and outpatient clinical settings.

Our clinical programs for both Natrecor and our two p38 Inhibitors advanced during this last quarter. I’ll update you on these advances as well as our plans for the forthcoming American College of Cardiology meeting at the end of March.

The FUSION pilot study is nearing completion. We expect that that data will be analyzed in time for us to report top line results on our first quarter conference call in April. Just to remind you, FUSION is evaluating the safety and feasibility of repeated follow-up serial infusions of Natrecor for patients in an outpatient setting with advanced heart failure over a four-month period.

After we have the results we will consider moving forward into additional studies in order to gain a potential label claim for serial infusions of Natrecor to treat patients on an outpatient basis with advanced heart failure. We will be discussing this possibility with the FDA at the time that we have the data from the FUSION I trial.

Dick has outlined our striking progress in the core module of the Adhere Registry. During the fourth quarter patients continue to be enrolled in a new module of the Adhere Registry, a longitudinal module, that will follow patients with advanced heart failure for up to two years.

While talking about Natrecor and heart failure it is appropriate to turn to the forthcoming American College of Cardiology meeting to be held at Chicago at the end of March. Data will be presented on Natrecor from six abstracts sponsored by Scios.

These abstracts include data on improvements in length of stay for hospitalized patients who receive Natrecor, the safety and efficacy of Natrecor treatment in the observation unit setting – this was the Scios sponsored proactive study – and the effects of Natrecor on coronary vasodilation. Several presentations will also discuss predictors of survival for patients with acutely decompensated heart failure.

We have taken note of recent reports in the media and in the investment community that discuss another abstract that may be presented at the ACC meeting. We believe the analysis and conclusions that may be presented in this abstract to be inaccurate and inconsistent with findings from Natrecor clinical trials as well as evaluations conducted by the company, investigators and statisticians and the approval of the FDA.

It should be noted that this data reflects no new investigations conducted within this abstract. Furthermore we believe that any discussion of the abstract in the public domain prior to the ACC meeting is inappropriate and a disservice to the medical community and to the patients.

Now turning to progress with the p38 Inhibitor program we announced in January that the Phase II clinical trial evaluation Scios-469, our first orally available p38 MAP kinase inhibitor, advanced to enroll patients in a fifth dose group following the independent safety review of patients who had received study drug in the third and fourth dose groups.

The study is enrolling patients with active rheumatoid arthritis on a background therapy of methotrexate in order to evaluate a total of six ascending doses of Scio-469. We continue to expect to report top line results from the Phase II clinical trial on the first quarter conference call in April.

We also announced in January that a Phase I clinical trial has commenced with Scio-323. Scio-323 is our second-generation oral p38 MAP kinase inhibitor which was studied in a double blind placebo controlled dose escalation study in healthy volunteers. The enrollment of that study is now complete and the data is being analyzed. This clinical trial will evaluate the safety, tolerability and pharmacokinetics of Scio-323.

Richard Brewer:	Thanks, George. Now I’ll ask (Dave) Gryska to summarize our financial results for the fourth quarter and full year of 2002. (Dave)?

David Gryska:	Thanks, Dick. Total revenues for the fourth quarter were $44.6 million including $43.3 million of Natrecor sales and approximately $1.3 million of R&D contracts and royalties.

For the full year 2002 total revenues were approximately $111.2 million including approximately $107.3 million of Natrecor net sales and approximately $4 million of R&D contracts and royalties.

R&D expenses for the fourth quarter were $15.8 million, a decrease of approximately 19% versus the prior quarter primarily due to the timing or reduction of expenses relating to pre-clinical R&D programs and the redeployment of quality control and quality people in the manufacturing area.

For the full year 2002 R&D expenses were $66.7 million, an increase of approximately 39% versus the prior year. This increase was primarily due to investments in the p38 program and Natrecor development programs.

SG&A expenses for the fourth quarter were $38.9 million, an increase of 59% over the prior quarter due to higher sales and marketing expenses, commissions and promotional activity. Towards the end of the fourth quarter we ended the sales support portion of our agreement with Innovex/Quintiles resulting in additional expense of $2.4 million in the fourth quarter. This termination is ahead of the previously agreed termination date of May 2003.

(Unintelligible), I just want to note that that’s the $2.4 million we recorded in the fourth quarter that would have normally been charged in the first quarter of 2003 but since we ended the agreement early we ended up recording that in the fourth quarter of 2002. We are pleased that our experience and results-oriented sales force is now completely employed by Scios.

For the full year of 2002 SG&A expenses were approximately $114.2 million, an increase of 83% over the prior year reflecting a full 12 months of costs associated with the Natrecor launch and the sales and marketing programs.

Interest expense for the full year of 2002 was $16.4 million primarily consisting of accrued royalties of approximately $11 million owed to Innovex/Quintiles related to our relationship with them.

Net loss for the fourth quarter was $18.5 million or $0.40 cents per share. For the full year the net loss was $88.1 million or $1.90 per share.

During the fourth quarter we continued to build inventory of Natrecor to insure supply to meet our sales forecast and future demand for the launch of Natrecor in Europe.

We ended 2002 with $8.5 million of inventory and expect to end 2003 with approximately $20 million in inventory. We believe this inventory build of bulk materials prudent given our single source supplier of Natrecor and the long shelf life of drug substance.

Cash balances at year-end were $172 million, largely unchanged from the prior quarter due primarily to higher than expected cash collections from product sales of Natrecor and the exercise of stock options in the fourth quarter.

Due to the pending merger with Johnson & Johnson, Scios is not providing financial forecasts other than the Natrecor net sales forecast that Dick mentioned to you earlier for 2003 and beyond.

Richard Brewer:	Okay. Thanks, (Dave). I’m very pleased to report this strong performance across all areas of our business in 2002. The commitment of each Scios employee is behind our current success, there’s no question about that. We look forward to our future as we plan for the successful completion of our merger with Johnson & Johnson.

And now we’ll take your questions. (Dave) Gryska, George Schreiner and Darlene Horton are here with me today so please direct your questions to any one of us. Operator, we’ll take questions now.

Operator:	I would like to remind everyone, if you would like to ask a question please press star, then the number 1 on your telephone keypad. We’ll pause just a moment to compile the Q&A roster.

Your first question comes from (Phil).

(Phil):	Good morning. Congratulations on your announced merger with J&J. I have three quick questions. First in the p38 program, now that you’re enrolling the fifth dose (unintelligible) have there been any drug discontinuations to-date?

Darlene Horton:	Hi, (Phil). I guess the short answer is we’re not really answering that question because what we’re doing is we’re announcing top line data either at the end of each treatment period. In this case we’re going to – in the April conference call we’ll give you all that information.

(Phil):	Okay, that’s fair enough. Second question on Natrecor. After the merger will Natrecor be solely promoted by Scios’s own sales force or will the wider J&J sales force also detail the drug?

Richard Brewer:	Hi (Phil), that’s one of the things that we want to sit down and talk to J&J about. I mean the object here is to make sure that we maximize the utility of the drug for physicians and their patients. Our sales force has done an outstanding job so far of getting the drug established and used obviously.

We want to investigate with Johnson & Johnson as to whether or not there are other avenues that might be applicable to increasing sales for the drug. And if there are, then we’ll want to use them; if there are not then we’ll continue to do what we’re doing.

That’s a long-winded answer but basically let’s wait and see. We haven’t had a chance to sit down and talk with them.

(Phil):	Okay. And one final question. After you release the top line data from the FUSION trial do you think that there’ll be an uptick in the use in the outpatient setting or do you think it would take full – a full (unintelligible) expansion trial in order to drive any significant use there?

Richard Brewer:	It’s hard to know. I think as you’ve – as you know right now physicians are using this drug in the outpatient setting. My guess is that it will take more than just data from FUSION to see a large increase in usage in the outpatient setting. But that’s just a guess at the moment. And also it will depend upon the data from FUSION, which we haven’t seen yet.

Phil:	Great, thanks and congratulations again.

Richard Brewer:	Thanks, Phil.

Operator:	Your next question comes from (Mark Monane).

(Mark Monane):	Hi, good morning.

Richard Brewer:	Hi, Mark.

(Mark Monane):	Terrific, you know, obviously, you know, George and everybody – terrific, terrific news for patients, for the physicians, and for the payers too I think and of course for the stockholders.

Richard Brewer:	Yes.

(Mark Monane):	Drawing on your experience from Genetech, tell me what it is like to be in a big place and what is the best way for the companies to work together – what’s the ultimate goal, the partnerships and how will you measure success?

Richard Brewer:	Okay, well you’ve asked a lot of questions all in one. What’s it like to be in a big place? Well, it’s kind of like being at a small place with a few more rules and regulations. Our discussions with Johnson & Johnson so far particularly with the operating people have really been terrific.

They like to move very quickly. They are decisive in making decisions. And happily understand the markets that we are in and currently moving towards. So we don’t anticipate much down time from a learning point of view. That is they don’t have to learn about our markets and how to be successful there. They’ve already done that.

Now how can we be measured in terms of a successful integration? I think a successful integration will be measured by how well we do in continuing the progress that we’ve made so far in developing the drugs that are in the development pipeline and in increasing sales for Natrecor.

To me, that’s the hallmark of a good integration is that there will be very few missed queues and very few missed steps in those two areas. And those are pretty easy to measure, as you know Mark.

(Mark Monane):	And what about that beautiful new facility that David arranged at Fremont – are you going to move forward with that facility?

Richard Brewer:	Yes, the plan is to continue to move forward although I want to remind you that as beautiful as it is, it’s 20% less per square foot than where we are now.

(Mark Monane):	That’s terrific. And getting everybody together in one space probably is a good idea as well.

Richard Brewer:	I think so absolutely. We’re spread out right now.

(Mark Monane):	Terrific and again congratulations. Terrific story.

Richard Brewer:	Thanks, Mark.

Operator:	Your next question comes from (Steve Harr).

(Steve Harr):	Good morning, guys. Can you hear me? Hello?

Richard Brewer:	Hello, Steve.

(Steve Harr):	Hello, can you hear me?

Richard Brewer:	Yes, go ahead.

(Steve Harr):	Okay, my first question relates a little bit to your guidance for next year. If you assume even if there are a couple million dollars in excess inventory at the end of the quarter, you know, if it’s just a $40, $41 million run number, it puts you on a run rate in excess of $160 million off your December sales.

And your giving guidance of $185 million, is that being conservative or is that – are you seeing some type of slow down? Are you expecting a slow down in the acute congestive heart failure as you move through this year?

David Gryska:	Steve, it’s (Dave) speaking here. I think it’s a realistic number. You know, we always are realistic when we put these forecasts out. And, you know, we expect to see a slow down in the third quarter as we saw last year. And given what we know right now, we think it’s a very, you know, realistic number. Not too conservative and not too pessimistic but very, very realistic.

(Steve Harr):	And you mentioned (Dave) that you expect wholesaler stocking (unintelligible) in front of a price increase in the second quarter is that – then should we be assuming a price increase in the second quarter?

David Gryska:	That is correct. And as we told the wholesalers in the fall, that they can expect a price increase sometime in the second quarter.

(Steve Harr):	And any guidance on the size of that increase?

David Gryska:	It’ll be somewhere with the cost of living adjustment but we’re not being too specific about that right now.

(Steve Harr):	All right. And then on the SG&A front that was a little bit higher than we had expected and I presume were there a lot of year-end bonuses given the high level of sales. I’m assuming there were some incentive contracts for your sales people?

David Gryska:	Actually, well first of all what you’ve got in there is you’ve got the accrual for $2.4 million for the Innovex agreement.

(Steve Harr):	Yes.

David Gryska:	So you’ve got to realize that that’s a one-time item that won’t recur again. And yes there were some additional commissions accrued because the sales force exceeded their plan so there were some additional commissions accrued for that.

(Steve Harr):	Are you – even if you take out the $2.4 million you’d be on a $140 million run rate, I know you’re not giving guidance but is that a reasonable way to think about it?

David Gryska:	No, I think it’s not a reasonable way to look at. I think looking at the fourth quarter – exiting the fourth quarter SG&A is not a reasonable way to look at 2003. We’re not giving guidance for it but I can tell you overall that, you know, once we complete integration with J&J it’s hard to know what that number is.

But I don’t think or as we see it right now that one would not take the SG&A number for the fourth quarter and annualize it times four and say that’s what SG&A would be for 2003.

(Steve Harr):	So then the last question, you guys had discussed previously adding potentially five to ten sales people as you moved into the first part of this year. With the ongoing integration is that still part of the plan or are you going to wait and see?

David Gryska:	Yes, that’s still part of the plan.

(Steve Harr):	Okay. Thank you.

David Gryska:	And you’ll realize that again when you look at the 2002 year, you know, there’s about in excess of $5 million in expenses in there related to our Innovex/Quintiles agreement that will not repeat in ‘03.

(Steve Harr):	Yes, all right thank you very much. Congratulations on a great deal and a great 2002.

David Gryska:	Okay. Thanks.

Operator:	Your next question comes from Dr. (Anthony Pfaffle).

(Anthony Pfaffle):	Yes, hi, good morning and congratulations. You’re gentlemen. The first question’s for George. George, I wanted to ask you if you could comment on any potential utility for Natrecor in the cath lab especially with volume overloaded patients undergoing interventional procedures where they may be receiving IV radiocontrast material. And then I have two other short questions?

George Schreiner:	Yes, we actually think that there is a lot of potential for this. Darlene, who’s joined us, can speak more extensively on this, but there is considerable evidence already in the literature to suggest that the natriuretic peptides are coronary vasodilators. And that they are diuretics that would help with high contrast exposure.

And I think this is an area that does involve often episodes of transient pulmonary edema and volume expansion that would lend itself very nicely to potential transient Natrecor therapy that would preserve renal function and lung function while minimizing any side affects that’s being instrumented.

But perhaps Darlene can comment more on some of the trials that are ongoing?

Darlene Horton:	I’ll only add to that by saying that there – we actually have a couple of physicians sponsored studies that are utilizing Natrecor in the cath lab. And the things that the interventional cardiologists are interested in are the coronary vasodilation as George mentioned. And the advantage of Natrecor say over nitroglycerin because it has a slightly longer half-life, while, you know, they’re taking their time to put the stents in place.

And that is with the (unintelligible) and of course that is off label and they need to study that. And we’re not promoting it in that area. And then the other areas are in patients with pulmonary hypertension, who are undergoing transplant evaluations. And then finally as you alluded to the potential for Natrecor to prevent contrast nephropathy.

(Anthony Pfaffle):	Okay and then two short questions is will it – the ADHERE registry data eventually be able to provide us with the longer-term morbidity and mortality data? And, you know, how in terms will you handle that in terms of releasing that information? Will it be broken out between nitroglycerin and Natrecor as individual agents or will it be look at as vasodilators in aggregate?

Darlene Horton:	Well, the ADHERE registry as we see this going forward in the coming years is an umbrella of registries that will aim at certain – at different treatment settings. So right now, the bulk of the activity has been in the CORE registry, which enrolled over 35,000 patients by the end of the year.

That only collects in-hospital information and it is a retrospective registry in the sense that information comes from medical charts after patients are discharged and therefore informed consent is not obtained. You have to have informed consent in order to follow longer-term outcomes. And that’s becoming more and more difficult with new HIPAA guidelines that are designed to protect patient confidentiality.

However, we did launch last year in the second half, what we call the longitudinal module of ADHERE. And that registry is just a sub-registry of ADHERE is designed to enroll patients with advanced heart failure, who are at high risk for hospital very similar to the FUSION population.

And we are going to be following those patients that enroll in that for two years. So we will be able to generate comparative outcomes data with respect to hospitalization, mortality, quality of life, things that are important to these patients with Natrecor versus other agents that might be used in that setting.

Specifically what the tables are going to look like and how – what the data’s going to look like and what the comparisons are going to be, I wouldn’t want to presume that at this time because I wouldn’t even want to limit us to that. That’s part of the beauty of the registry is it’s such a rich database, which teaches us so much more about what we don’t even know as each months and six months goes by.

(Anthony Pfaffle):	And one final question. I don’t know if now it’s announced I mean the situation in terms of potential synergizing with J&J. One thought that came to my mind was that the alza delivery technology could perhaps be employed to extend the half-life of Natrecor, which is rather short.

And then that might have some impact on Natrecor’s use in the chronic setting – outpatient setting, is that something that you guys have discussed in a due-diligence efforts? Or that might have some future potential just from a peptide point of view extending its release and it’s half-life in chronic CHF patients?

George Schreiner:	Yes, I’d like to address that because this falls also under the research department. I personally – this is George Schreiner. I am personally very excited about the possibility that some of the state of art cutting edge techniques and all that has for delivering drugs, which include delivering biological such as peptides, could be applied in a chronic setting for Natrecor.

And I know that some of the folks at J&J were very intrigued by the potential synergies here. So I think that as we advance in our understanding of the safety and utility of Natrecor given in an outpatient setting. And of course again to remind you we’re pursuing this for label extensions but these are proof of content studies that – which we’re not actively promoting.

But as we seek the data to potentially get a label for this indication, I see a very strong possibility that some of the technologies that they have would give us a lot of flexibility for both different routes of administration of Natrecor as well as for differing durations of administration for Natrecor. And for a potential variety of clinical indications that transcends heart failure.

So I am very optimistic about what may come out of our initial discussions for potential collaboration.

(Anthony Pfaffle):	Well, thank you ladies and gentleman. And congratulations again and have a good day.

Operator:	Your next question comes from (Craig Maund).

(Craig Maund):	Good morning, ladies and gentleman, and congratulations on your very good performance in the last quarter. Just taking that last question a little bit further and sort of turning a bit on it’s head. I wondered whether you’re anticipating that SCIOS will be brought more into sort of the corporate R&D fold at Johnson & Johnson? Or whether you expect to continue as sort of stand alone R&D types? Can you guys just talk to that for a bit? Thank you.

Richard Brewer:	Yes, we intend to remain a stand-alone company. That’s part of Johnson & Johnson’s approach to the mergers & acquisitions role that they have in terms of managing companies going forward. They like to have their companies stand-alone and continue to do the good work that they have been doing before.

My guess is that we will have an opportunity to review with them not only what we’re doing but what others within the family of companies that Johnson & Johnson are doing and try to find synergies there that make sense. And that’s really one of the opportunities that we have here is to join one of the world’s best companies, as far as I’m concerned at least.

And find out what synergies from others within the fold might exist to advance our own projects that are currently underway. And help identify new opportunities that currently are not identified but George you may want to address this as well.

George Schreiner:	Yes, I’d like to – this is obviously something that is of great interest to the research and early clinical development groups at SCIOS. We have taken enormous pride in our leadership roles despite our small size – our leadership in developing the first new therapy in a decade and a half, which is a first there, our leadership role in being ahead of everyone else including most of large pharma and advancing our p38 Kinase program into the clinic.

And Johnson & Johnson has given every indication to us that they respect our capacity for being innovative and cutting edge in terms of developing new paradigms for medical therapy. Their goal is to preserve that creativity and to preserve that intensity but provide us the resources that would allow us to go even faster and better.

SCIOS has many more opportunities in front of it now than it had the resources to develop and I think with this partnership we can move a lot of our ideas into clinical testing and then practice much faster.

So if the analogy I think is to Centocor, which is even more productive and three times larger now than it was when it was folded into the J&J family. And we think that’s a very good model for us that harnesses the best that we have and frees us from the constraints of being a small company with ideas that are sometimes bigger than its capability.

So I think this is an ideal marriage of our creativity and J&J’s resources and ability to deliver on a big scale.

(Craig Maund):	Yes. That makes sense. Thanks very much, gentlemen.

Operator:	Again, I would like to remind everyone if you would like to ask a question please press star then the number one of your telephone keypad.

There are no further questions at this time. Ms. Beveridge, do you have any closing remarks?

Ms. Beveridge:	No actually, Dick, I’d like to turn it over to you if you’d like to close the call.

Richard Brewer:	Yes, just one final word. We’re all very pleased to be able to speak to you today about our excellent fourth quarter and for full year 2002 results. Assuming a completion of the merger, we feel very fortunate to be part of the J&J family of companies to fulfill our promise of bringing new medicines to various unmet medical needs.

And with that I will bid you a good day. Thank you.

Operator:	Thank you for participating in today’s conference call. You may now disconnect.

END

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ADDITIONAL INFORMATION

This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which may include statements concerning the proposed merger with Johnson & Johnson and strategic plans, expectations, and objectives for future operations. We generally identify such forward-looking statements using words like “estimate,” “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. Statements that are not historical facts are forward-looking statements based on current assumptions that involve risks and uncertainties. These risks and uncertainties may include the sales penetration and success of Natrecor, the success of clinical trials of Natrecor and our pipeline products, the failure to complete the proposed merger in a timely manner, the inability to obtain Scios shareholder or regulatory approvals or to satisfy other conditions to the merger, actions of governmental entities, and costs related to the merger, as well as other risks detailed from time to time in the reports filed by Scios with the SEC, including the Company’s quarterly reports and annual report on Form 10-K. Actual results, performance or achievements of Scios may differ significantly from those described in these forward-looking statements. Scios disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with the proposed merger, Scios will file a proxy statement with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY SCIOS THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM SCIOS BY DIRECTING THEIR REQUEST TO: INVESTOR RELATIONS, SCIOS INC., 820 WEST MAUDE AVENUE, SUNNYVALE, CA 94085; PHONE (877) 847-7246.

Scios and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Scios’ stockholders in connection with the proposed merger is set forth in Scios’ annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 15, 2002 and proxy statement for its 2002 annual meeting of stockholders filed with the SEC on March 21, 2002. Additional information will be set forth in the proxy statement when it is filed with the SEC.